Exhibit 14


                                 CODE OF ETHICS


In my role as Chief Executive Officer and Chief Financial Officer of Cinema Ride, Inc. (the "Company"), I certify to you that I adhere to and advocate the following principles and responsibilities governing my business and ethical conduct:


To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and business relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, which I understand the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

3. I comply with rules and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

4. I act with good faith, responsibly, with due care, competence and diligence without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except for disclosure when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents needs.

7. I proactively promote ethical behavior as a responsible party among peers in my work environment.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9. I am accountable for adherence to this code of ethics.



Date:  May 13, 2004                            /s/  MITCHELL J. FRANCIS
                                               ------------------------
                                               Mitchell J. Francis
                                               Chief Executive Officer and
                                               Chief Financial Officer